Exhibit 99.1

News Release

WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces Intention to Acquire
Industrial Distribution Group, Inc.
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
PITTSBURGH, PA, April 16, 2008 — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, announced today that it intends to enter into a definitive purchase agreement to acquire Industrial Distribution Group, Inc. (IDG) at a price per share of $11.75 for an estimated total enterprise value of approximately $130 million. The transaction requires IDG to terminate its purchase agreement with an affiliate of Platinum Equity and is subject to regulatory approvals required under the Hart-Scott-Rodino Act and approval by the stockholders of IDG.
Stephen A. Van Oss, WESCO’s Senior Vice President and Chief Financial and Administrative Officer stated, “Today, WESCO is the leading provider of large scale integrated supply services to Fortune 100 companies. IDG’s small site integrated supply services is a great strategic fit for WESCO and extends our capabilities to a broader array of customers seeking comprehensive and cost effective solutions to their procurement and management of maintenance and indirect items. Additionally, the acquisition of IDG and their management team augments our existing industrial MRO capabilities, adding a broader base of products and services that can be offered to our large base of National Account customers. The past financial performance of IDG has been stable, and we believe significant improvement in performance can be achieved. We intend to incorporate IDG into WESCO’s infrastructure and utilize our LEAN processes to achieve significant improvement in financial results and in value for their customers.”
Mr. Van Oss added, “Over the 12 to 24 months following the completion of the acquisition, we would expect to achieve significant identified synergies. The acquisition should be immediately accretive and we anticipate achieving EPS accretion of $0.10 to $0.12 in the first twelve months. The acquisition will be fully financed from our existing financing facilities, and our liquidity and financial flexibility will remain strong.”
Industrial Distribution Group, Inc., is an Atlanta, Georgia based nationwide specialty distributor of maintenance, repair, operating, and production products and services to manufacturers and industrial users, and through their Flexible Procurement Solutions programs, they provide an array of value-added business process outsourcing services and other arrangements.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2007 annual sales were approximately $6.0 billion. The Company employs approximately 7,300 people, maintains relationships with over 24,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and more than 400 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the Company’s other reports filed with the Securities and Exchange Commission.